As filed with the Securities and Exchange Commission on June 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital Clean Energy Carriers Corp.

(as Specified in Its Charter)

4412

(Primary Standard Industrial

Classification of Code Number)

Republic of the Marshall Islands	3 Iassonos Street Piraeus, 18537 Greece Telephone: +30 210 458 4950	98-0525705
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of registrant’s principal executive offices)	(IRS Employer Identification Number)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (212) 947-7200

(Name, address and telephone number of agent for service)

With a copy to:

Richard A. Pollack

John Horsfield-Bradbury

Sullivan & Cromwell LLP

1 New Fetter Lane

London, EC4A 1AN

Tel: +44-20-7959-8900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS

Capital Clean Energy Carriers Corp.

20,000,000 Common Shares

This prospectus relates to common shares issuable under Capital Clean Energy Carriers Corp.’s Dividend Reinvestment Plan (the “Plan”), which provides you with a convenient and economical way to reinvest cash dividends to purchase our common shares.

If you are not already a shareholder, you may participate in the Plan by making an initial cash investment in the Company in a transaction outside of the Plan.

Participants in the Plan (“Participants”) may:

•	Automatically reinvest cash dividends on all or less than all common shares registered in their names and continue to receive cash dividends on the remaining common shares.

•	Receive cash dividends on all common shares, including those held in the Plan.

•	Deposit shares for safekeeping with Computershare Trust Company, N.A. (the “Agent”).

•	Transfer common shares or make gifts of common shares.

Common shares will be purchased under the Plan from the Company as newly issued shares.

Our common shares trade on the Nasdaq Global Market under the symbol “CCEC”.

We cannot estimate the anticipated proceeds from the issuance of new common shares under the Plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the Plan and other factors.

You should read this prospectus carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 9 before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or “the Commission”) using a “shelf” registration process. Under this shelf registration process we may sell up to 20,000,000 of our common shares pursuant to the Plan as described in this prospectus.

In this prospectus:

•

the “Conversion” refers to our conversion, on August 26, 2024 (the “Effective Date”), from a Marshall Islands limited partnership named “Capital Product Partners L.P.” (the “Partnership” or “CPLP”) to a Marshall Islands corporation;

•	the “Company,” “CCEC,” “we,” “us” or “our” refer to Capital Clean Energy Carriers Corp. (or, prior to the Conversion, CPLP) and, unless the context otherwise requires, its consolidated subsidiaries;

•	“common shares” refers to common shares of the Company, par value $0.01 per share;

•	“common units” refers to common units representing limited partnership interests of the Partnership prior to the Conversion;

•	“Capital Maritime” refers to Capital Maritime & Trading Corp.;

•	“CGP LLC” refers to Capital GP L.L.C.;

•	“Capital Gas” refers to Capital Gas Corp.;

•	“Capital Parties” refers to Capital Maritime, CGP LLC and Capital Gas;

•	“Capital-Executive” refers to Capital-Executive Ship Management Corp.;

•	“Capital Ship Management” refers to Capital Ship Management Corp.;

•	“Capital Gas Management” refers to Capital Gas Ship Management Corp.;

•	the “Managers” refers to our managers, Capital-Executive, Capital Ship Management and Capital Gas Management;

•	“Shareholders’ Agreement” refers to the shareholders’ agreement dated August 26, 2024 among us and the Capital Parties.

•	“Executive Services Agreement” refers to the executive services agreement dated August 26, 2024 between the Company and CGP LLC;

•	“Registration Rights Agreement” refers to the registration rights agreement dated August 26, 2024 between us, the Capital Parties, Paparebecorp Limited and Ascetico Limited;

•	“Umbrella Agreement” refers to the umbrella agreement, which we entered into on November 13, 2023 with Capital Maritime and CGP LLC;

•

“Bonds” refers to the €100.0 million and €150.0 million of senior unsecured bonds issued by CPLP Shipping Holdings PLC, a public limited liability company and wholly owned subsidiary of CCEC, guaranteed by CCEC, and listed on the Athens Stock Exchange in July 2022 and October 2021;

•	“financing arrangements” refers to our debt financing arrangements as well as to our sale-leaseback financing arrangements, seller’s credit agreements and the Bonds;

•	“debt” includes indebtedness under the financing arrangements;

•	“LCO2” refers to liquefied carbon dioxide;

•	“LNG” refers to liquefied natural gas;

•	“LNG/C” refers to LNG carriers;

•	“LPG” refers to liquefied petroleum gas, including propane, butane, isobutane, propylene and mixtures of these gases;

•	“Newbuild LNG/C Vessels” refers to the 11 newbuild LNG/C vessels we agreed to acquire from Capital Maritime in November 2023 pursuant to the Umbrella Agreement; and

•	“Gas Fleet” refers to the 10 newbuild gas carriers, including four LCO2/multi gas carriers and six LPG-ammonia carriers that we agreed to acquire from Capital Maritime in June 2024.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States or “GAAP.” References to our “Annual Report” are to our Annual Report on Form 20-F for the year ended December 31, 2024 incorporated by reference herein. Unless the context otherwise requires, as of any time after the Effective Date, references to common units of the Partnership in the risk factors in the Annual Report shall be deemed to refer to common shares.

You should read carefully this prospectus and the additional information described below under the heading “Where You Can Find More Information.” We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information appearing in this prospectus or information we previously filed with the SEC that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

CAPITAL CLEAN ENERGY CARRIERS CORP.

We are an international owner of ocean-going vessels, with a focus on the carriage of gas. As of June 10, 2025, our in-the-water fleet includes 15 high specification vessels, including 12 latest generation LNG/C vessels and three legacy Neo-Panamax container carrier vessels. In addition, we have agreed to acquire six additional latest generation LNG/C vessels and 10 gas carriers, including four LCO2/multi gas and six LPG-ammonia carriers, to be delivered to the Company between the first quarter of 2026 and the third quarter of 2027.

We were originally formed as a limited partnership organized under the laws of the Republic of the Marshall Islands on January 16, 2007, by Capital Maritime, an international shipping company with a long history of operating and investing in the shipping market. On August 26, 2024 (the “Effective Date”), we converted from a Marshall Islands limited partnership to a Marshall Islands corporation and changed our name to “Capital Clean Energy Carriers Corp.” The Conversion is deemed a continuation of the existence of the Partnership in the form of a Marshall Islands corporation, with the existence of the Company deemed to have commenced on the date the Partnership commenced its existence. Upon the Effective Date, among other things, each common unit of the Partnership issued and outstanding immediately prior to the Effective Date was converted into one common share. The common shares trade on the Nasdaq Global Market under the ticker symbol “CCEC”.

We maintain our principal executive headquarters at 3 Iassonos Street, Piraeus, 18537 Greece and our telephone number is +30 210 4584 950.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell up to 20,000,000 of our common shares pursuant to the Plan as described in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information about us, the common shares we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document that is filed as an exhibit to the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance with these requirements, are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be obtained from the SEC’s website at www.sec.gov.

As a foreign private issuer, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, as a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and holders of 10% or more of our common shares are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You may read and copy any document that we file with or furnish to the SEC, including a copy of the registration statement and the exhibits that were filed with the registration statement, free of charge on the SEC website provided above.

We also make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.capitalcleanenergycarriers.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information contained on our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with or furnish to the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus, information that we later file with or furnish to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus or in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below, which we have previously filed with the SEC. These documents contain important information about us and our financial condition, business and results.

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 17, 2025.

•

The description of our common shares contained in Exhibit 99.9 to our Report on Form 6-K furnished to the SEC on August  26, 2024 as updated by the description of our outstanding common shares filed as Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed on April 17, 2025, including any amendment or report filed for the purpose of updating such description.

•	The Reports on Form 6-K furnished to the SEC on May 27, 2025 and May 29, 2025.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we file with the SEC (but not documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein) after the date of this prospectus and until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where their offer or sale is not permitted.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its website at the addresses provided in the section of this prospectus captioned “Where You Can Find More Information.” You also may request a copy of any document incorporated by reference in this prospectus (excluding exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.capitalcleanenergycarriers.com or by writing or calling us at the following address:

Capital Clean Energy Corp.

Investor Relations / Media

Brian Gallagher

EVP Investor Relations

Tel: +44 770 368 4996

Email: b.gallagher@capitalmaritime.com

or

Capital Link, Inc.

230 Park Avenue—Suite 1536

New York, NY 10160, USA

Tel: +1 212 661-7566

Email: ccec@capitallink.com

The information contained on our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, financial condition and the markets in which we operate, and involve risks and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as “may,” “might,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “likely,” “intend,” “forecast,” “believe,” “estimate,” “project,” “predict,” “propose,” “potential,” “continue,” “seek” or the negative of these terms or other comparable terminology. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Although these forward-looking statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flows, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors” beginning on page 9 of this prospectus or documents incorporated by reference in this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus or documents incorporated by reference in this prospectus and include statements with respect to, among other things:

•	expectations regarding our ability to pay dividends to our shareholders;

•	expectations regarding global economic outlook and growth;

•	expectations regarding shipping conditions and fundamentals, including the balance of supply and demand, as well as trends and conditions in the newbuild markets and scrapping of older vessels;

•

our current and future business and growth strategies and other plans and objectives for future operations, future acquisitions and deliveries of vessels from Capital Maritime or third parties, and the expected benefits from the Newbuild LNG/C Vessels and the Gas Fleet;

•

expectations regarding our shift in strategic focus towards the transportation of various forms of gas to industrial customers, including our intention to dispose of our container vessels and abstain from acquiring additional container vessels;

•	expectations regarding our conversion in August 2024 from a limited partnership to a corporation with customary corporate governance;

•	our continued ability to enter into medium- or long-term, fixed-rate time charters with our charterers and to re-charter our vessels at attractive rates as their existing charters expire;

•	the relationships and reputations of our Managers in the shipping industry;

•	the financial condition, viability and sustainability of our charterers, including their ability to meet their obligations under the terms of our charter agreements;

•	our ability to maximize the use of our vessels;

•	our ability to access debt, credit and equity markets;

•	our ability to service, refinance or repay our financing under our financing arrangements and settle our hedging arrangements;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	the expected lifespan and condition of our vessels;

•

changes to the regulatory requirements applicable to the shipping industry, including, without limitation, stricter requirements adopted by international organizations and the European Union (“EU”), or by individual countries or charterers and actions taken by regulatory authorities overseeing such areas as safety and environmental compliance;

•	our ability to successfully operate exhaust gas cleaning systems or other newly installed equipment and novel technologies on certain or all of our vessels;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, including new environmental regulations and standards, as well as standard regulations imposed by our charterers applicable to our business;

•

the impact of heightened regulations and the actions of regulators and other government authorities, including anti-corruption laws and regulations, as well as sanctions and other governmental actions;

•

the impact of new restrictions on trade, including the imposition of significant new tariffs by the United States on its trading partners and the imposition of significant retaliatory tariffs by China and the EU on the United States, and potential further protectionist measures and/or further retaliatory actions by others, including the imposition of tariffs or penalties on vessels calling in key export or import ports such as the United States, EU and/or China;

•	our anticipated general and administrative expenses;

•	the adequacy of our insurance arrangements and our ability to obtain insurance and required certifications;

•	the anticipated taxation of the Company and dividends to our shareholders;

•	the ability of CGP LLC to retain its officers and employees who provide services to the Company pursuant to the Executive Services Agreement and the ability of our Managers to retain key employees;

•	anticipated funds for liquidity needs and the sufficiency of cash flows; and

•	the ability of our counterparties to perform under our shipbuilding contracts.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. These and other forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in our Annual Report under the heading “Risk Factors” or those included in any annual report on Form 20-F or report on Form 6-K furnished after the date of this prospectus (in the case of reports on Form 6-K, to the extent that such reports state that they are incorporated by reference into this prospectus). The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Unless required by law, we expressly disclaim any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. You should carefully review and consider the various disclosures included in our Annual Report and in our other filings made with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risk factors discussed or incorporated by reference in this prospectus, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report or those included in any annual report on Form 20-F or report on Form 6-K filed or furnished after the date of this prospectus (in the case of reports on Form 6-K, to the extent that such reports state that they are incorporated by reference into this prospectus).

Risks related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. You may realize a loss in connection with the purchase of common shares.

The Agent administers the Plan. If you instruct the Agent to sell common shares under the Plan, you will not be able to direct the time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

We may amend, suspend or terminate the Plan at any time.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 10, 2025 the beneficial ownership of our common shares by each person we know beneficially owns more than 5.0% or more of our common shares, and all of our directors and executive officers as a group. The number of common shares beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules a person beneficially owns any common shares as to which the person has or shares voting or investment power. The percentages in the following table are based on 58,720,341 common shares outstanding (excluding 1,221,061 common shares held in treasury).

Name of Beneficial Owner	Number of Common Shares Owned	Percentage of Total Common Shares
Capital Maritime (1)	28,308,881	48.2%
Capital Gas (1)	1,153,846	2.0%
CGP LLC (1)	5,000,000	8.5%
Yoda PLC (2)	15,309,763	26.1%
All executive officers and directors as a group (ten persons) (3)	*	*

*	Represents beneficial ownership of less than 1% of our outstanding common shares.
(1)

The Marinakis family, including Evangelos M. Marinakis, our former chairman, through its ownership of Capital Maritime may be deemed to beneficially own, or to have beneficially owned, all of our common shares held by Capital Maritime. The Marinakis family, including Miltiadis E. Marinakis, through its ownership of 100% of Capital Gas and CGP LLC, may be deemed to beneficially own all of our common shares held by Capital Gas and CGP LLC.

(2)

As reported in a Schedule 13D filed on January 3, 2024 by Yoda PLC (“Yoda”) and Ioannis Papalekas, as amended and supplemented on January 9, 2024, January 22, 2024, January 30, 2024, February 26, 2024, September 11, 2024 and May 22, 2025. According to the Schedule 13D, Mr. Papalekas is the controlling shareholder of Yoda and as such may be deemed to beneficially own the common shares held by Yoda or its wholly-owned subsidiaries Paparebecorp Limited and Ascetico Limited.

(3)	See “Item 6. Directors, Senior Management and Employees-E. Share Ownership” of our Annual Report.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of our common shares that ultimately may be sold pursuant to the Plan, or the prices at which such common shares will be sold. We currently intend to use the net proceeds from sales of common shares under the Plan, if any, together with our existing cash, cash equivalents and investments for general corporate purposes, which may include, among other things:

•	acquisitions, including vessel acquisitions;

•	paying or refinancing all or a portion of our indebtedness outstanding at the time;

•	funding working capital or capital expenditures.

As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from sales of common shares under the Plan, if any. As a result, our management will have broad discretion regarding the timing and application of the net proceeds from sales of common shares under the Plan, if any, and our investors will be relying on the judgment of our management regarding the application of such net proceeds from sales of common shares under the Plan, if any.

DESCRIPTION OF THE PLAN

The following section describes the Plan. The Plan is open to existing shareholders of Capital Clean Energy Carriers Corp. and investors who become shareholders of Capital Clean Energy Carriers Corp. in the future outside of the Plan. If you decide not to participate in the Plan, you will receive cash dividends, as declared and paid in the usual manner.

Existing shareholders of Capital Clean Energy Carriers Corp. are either “record owners” or “beneficial owners.” You are a record owner if you own common shares in your own name. You are a beneficial owner if you own common shares that are registered in a name other than your own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the Plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more common shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your common shares are held.

Purpose

The purpose of the Plan is to provide you with a convenient and economical way to reinvest all or a portion of your cash dividends in additional common shares. We will receive the proceeds from purchases of common shares pursuant to the Plan, which we currently intend to use for general corporate purposes, which may include, among other things, acquisitions, including vessel acquisitions, paying or refinancing all or a portion of our indebtedness outstanding at the time, and funding working capital or capital expenditure. See “Use of Proceeds“ beginning on page 12.

Administration

Computershare Trust Company, N.A., a federally chartered trust institution, as Agent, administers the Plan for you, keeps records, sends statements of account to you and performs other duties relating to the Plan. The Agent purchases our common shares directly from us as agent for you and credits the shares to your individual accounts.

Eligibility

Any record owner or beneficial owner of our common shares residing in the United States is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions, are eligible to participate if such participation would not violate laws applicable to the Company or the Participant.

If you are a beneficial owner of our common shares and your common shares are registered in the name of a broker, bank or other nominee, you should contact that institution and discuss with it whether it can arrange for you to participate in the Plan. If the broker, bank or other nominee cannot arrange for you to participate in the Plan, you must become a shareholder of record by having common shares transferred into your own name. You may direct your broker, bank or other nominee to have some or all of your common shares reregistered into your name. The broker, bank or other nominee should be instructed to move some or all of your common shares electronically through the Direct Registration System from the broker, bank or other nominee account to a new book-entry account with the Agent. Please contact your broker, bank or other nominee for more information. Once your common shares are moved from the broker, bank or other nominee account to a new book-entry account registered in your name with the Agent, you may then participate in the Plan.

Enrollment Procedures

Registered Holders

If you are a registered holder you may become a Participant in the Plan by enrolling through the Internet by going to the Plan Agent’s website, www.computershare.com/investor, and following the instructions provided, or by sending a completed Enrollment Form to the Agent.

Enrollment Form

Two options are shown on the Enrollment Form. You must place an “X” in the appropriate box to indicate your investment intent. Options are (1) full reinvestment of dividends and (2) partial reinvestment of dividends (whereby the number of common shares to receive cash dividends is indicated, and the dividends on all remaining shares are reinvested). You may change reinvestment levels from time to time by accessing your Plan account at the Agent’s website, www.computershare.com/investor or by submitting a revised Enrollment Form to the Agent.

Reinvestment of Dividends

You may elect full reinvestment, partial reinvestment and partial cash, or full cash payment of all dividends by completing the Enrollment Form as described above. If you choose partial reinvestment, you need to designate on the Enrollment Form the number of whole common shares to receive cash dividends. Dividends paid on all of the Participant’s other common shares in the Plan will be reinvested.

Once you elect full reinvestment, cash dividends paid on all common shares registered in your name and/or held in your Plan account will be reinvested in additional common shares on the dividend payment date (the “Dividend Payment Investment Date”). If you have specified partial reinvestment, that portion of such dividend payment not reinvested will be sent to you by check in the usual manner or directly deposited, if you have elected the direct deposit option (see “Direct Deposit of Dividends Not Reinvested” below).

Direct Deposit of Dividends Not Reinvested

Through the Plan’s direct deposit feature, you may elect to have any cash dividends not reinvested under the Plan paid by electronic funds transfer to your predesignated bank account. To receive such dividends by direct deposit, you must first complete and sign the Authorization for Electronic Direct Deposit Form and return the form to the Agent or access your Plan account at the Agent’s website, www.computershare.com/investor. This form is not part of the Enrollment Form and must be specifically requested from the Agent.

Forms will be processed and will become effective promptly. You may change the designated account for direct deposit or discontinue this feature by written instruction to the Agent or through www.computershare.com/investor. If you transfer common shares or otherwise establish a new account, a new Authorization for Electronic Direct Deposit Form must be completed. You can close or change a bank account number by completing a new Direct Deposit Authorization Form or through www.computershare.com/investor.

Source and Price of Common Shares

The price of common shares purchased directly from us will be the average of the daily high and low sales prices of our common shares reported on the Nasdaq Global Select Market for the period of five trading days ending on the applicable Dividend Payment Investment Date. The minimum price per common share purchased as part of the Plan is the greater of $0.01 and the then par value per common share.

The amount of the investment divided by the price per common share will determine the number of common shares credited to your account.

Common shares purchased directly from us will be purchased on the dividend payment date.

Cost to Participants

The dividend reinvestment transaction fee is 5% of the amount reinvested, up to a maximum of $5.00 plus a per share fee of $0.05.

You pay a transaction fee and per common share fees on shares that are sold through the Plan at your request. See “Sale of Common Shares” below for more details. All per common share fees include any brokerage commissions the Agent is required to pay. Any fractional common share will be rounded up to a whole common share for purposes of calculating the per common share fee.

Account Management

Once a Plan account is established, you have several other options available to manage the account, including transfers and sales. These options are detailed below.

Gift/Transfer of Common Shares

If you wish to transfer the ownership of all or part of your common shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, you may effect such transfer by going to the Computershare Transfer Wizard (the “Transfer Wizard”) at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. Transfers of less than all of your common shares must be made in whole common share amounts. Gift/Transfer Forms and Stock Power Forms are available on the Agent’s website, www.computershare.com/investor and upon request from the Agent.

Common shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the recipient, if he or she is not already a Participant, and such recipient will have their dividends paid in cash unless specially instructed to be enrolled in the Plan. If the recipient is not already a registered shareholder or a Participant, the account will not be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the reinvestment election after the gift has been made as described under “Reinvestment of Dividends” above.

If notice of transfer involving all shares is received near a record date for an account whose dividends are to be reinvested, the Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in common shares on your behalf. In the event reinvestment is made, the Agent will process the transfer as soon as practicable, but in no event later than five business days after the investment is complete.

The recipient will receive a statement showing the deposit of common shares.

Sale of Common Shares

You can sell some or all of the common shares held in your Plan account at any time by contacting the Agent. You have the following choices when making a sale, depending on how you submit your sale request:

•

Market Order: A market order is a request to sell common shares promptly at the then current market price. You may request a market order sale online at www.computershare.com/investor or by calling the Agent directly at 1-800-522-6645. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for common shares obtained by the Agent’s broker, less a transaction fee of $25.00 and a fee of $0.12 per common share sold. The Agent will use commercially reasonable efforts to honor requests by Participants to cancel market orders placed outside of market hours. Depending on the number of common shares being sold and current trading volume in the common shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your common shares were sold, you should check your account online at www.computershare.com/investor or call the Agent directly at 1-800-522-6645. If your market order sale was not filled and you still want the common shares to be sold, you will need to re-enter the sale request.

•

Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as an aggregated request. Sale requests will be processed no later than five business days after the date on which the order is received by the Agent, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). All sale requests received in writing will be submitted as batch order sales. Sales proceeds will equal the weighted average sale price obtained by the Agent’s broker for all common shares sold in such batch on the applicable trade date or dates, less a transaction fee of $25.00 and a fee of $0.12 per common share sold. Once received by the Agent, batch order sale instructions are final and cannot be stopped or cancelled.

•

Day Limit Order: A day limit order is an order to sell common shares when and if the common shares reach a specific price on a specific day. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of common shares being sold and current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange; by the Agent at its sole discretion; or, if the Agent’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Agent directly at 1-800-522-6645. There is a transaction fee of $25.00 and a fee of $0.12 per common share sold for a day limit order sale.

•

Good-Til-Cancelled (“GTC”) limit order: A GTC limit order is an order to sell common shares when and if the common shares reach a specific price at any time while the order remains open (generally up to 30 days). Depending on the number of common shares being sold and current trading volume in the common shares, sales may be executed in multiple transactions and over more than one day. If common shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange; by the Agent at its sole discretion; or, if the Agent’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Agent directly at 1-800-522-6645. There is a transaction fee of $25.00 and a fee of $0.12 per common share sold for a GTC limit order sale.

All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per common share fees include any brokerage commissions the Agent is required to pay. Any fractional common share will be rounded up to a whole common share for purposes of calculating the per common share fee. All sale instructions are final when the Agent receives them. Your sale instructions cannot be stopped or canceled. Fees are deducted from the proceeds derived from the sale. The Agent may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Agent to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

You may also customize your payment preference for many different currencies through the Agent’s International Currency Exchange services. Just provide the Agent with your payment preference via the Internet and let the Agent know where you want your money deposited. No matter where you’re located you can take advantage of the flexibility. To register for Global Payments, go to www.computershare.com/investor, click on “Investor Center” and follow the log-in instructions.

A request to sell all common shares held in your account will be treated as a withdrawal from the Plan. See “Closing a Plan Account” below.

Certificates for Common Shares

Common shares purchased and held under the Plan will be held in safekeeping by the Agent in your name. The number of common shares (including fractional common shares) upon which dividends are reinvested and held for each Participant will be shown on each statement of account. Certificates for shares will not be issued.

Protect Your Shares From Escheatment

STAY ACTIVE! Keeping your account active helps to prevent your assets from being turned over to state governments as abandoned property. Normal activities such as cashing a check, updating your address or voting your proxy will keep your account active. Accessing your account online, using our automated phone system, or speaking to a customer service representative may also keep your account active for purposes of state abandoned property laws. This is particularly important for common shares for which full reinvestment has been elected. Merely investing your dividends in additional common shares won’t protect you from a notice of unclaimed funds in some states that have become aggressive in seeking unclaimed funds. Even if you haven’t moved and your statements are delivered annually, according to some states, your account could be deemed abandoned if you have not accessed your account or contacted the Agent within three years. Taking actions as described above will ensure that your common shares won’t be subject to the abandoned property test in these states.

Closing a Plan Account

You may close an account in the Plan at any time by accessing your account through the Internet at the Agent’s website, www.computershare.com/investor, completing the information on the transaction form attached to the Plan statement or transaction advice or by giving telephone or written instructions to the Agent. Upon withdrawal from the Plan, the whole common shares held in the Plan will be moved to a Direct Registration System (“DRS”) book-entry account with the Agent. If you close a Plan account, you will receive a check for the cash value of any fractional common share. The value of that fractional check will be based on the then current price of common shares, less any transaction and per common share sold fees. Alternatively, you may specify in the withdrawal notice that all or a portion of whole common shares be sold. The Agent will make the sale as soon as practicable after receipt of the withdrawal notice, and you will receive a check for the proceeds, less any transaction and per common share sold fees. If notice of withdrawal is received near a record date for an account whose dividends are to be reinvested, the Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in common shares on your behalf. In the event reinvestment is made, the Agent will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

Reports to Participants

After each account activity you will receive a transaction advice showing the amount invested, purchase price, the number of common shares purchased, deposited, sold, transferred or withdrawn and total common shares accumulated. The advice will indicate the common shares held by the Agent for you and other common shares registered in your name upon which dividends are reinvested. Dividend reinvestment statements will be sent via postal mail on an annual basis and will also reflect the cost basis of any common shares acquired after January 1, 2011 and should be retained for income tax purposes. Quarterly statements are available online for viewing by enrolling in electronic delivery. To do so, register to access your account online via Investor Center at the Agent’s www.computershare.com/investor. You may also contact the Agent at any time to request that a statement be mailed to you. You are responsible for retaining these statements in order to establish the cost basis of common shares purchased under the Plan for tax purposes. Duplicate statements for open accounts will be available from the Agent. However, charges may be assessed for statements for closed accounts. You may also view year-to-date transaction activity in your Plan account for the current year, as well as activity in prior years, by accessing your Plan account through Investor Center.

You will be sent the same communications sent to all other registered holders of common shares, including copies or access to the Company’s annual report to shareholders, a notice of the annual meeting and accompanying proxy statement. In addition, you will receive an Internal Revenue Service (the “IRS”) information return for reporting dividend income received and/or common shares sold, if so required.

All notices, statements and reports from the Agent to a Participant will be addressed to you at the latest address of record with the Agent. Therefore, you must promptly notify the Agent of any change of address. Failure to do so may result in escheatment of the account to the state of your last known address in accordance with applicable state laws.

Changing Your Address

Abandoned property laws in the United States require all shareowners to keep their account information current to avoid shares and/or funds from being taken over as a result of an account being deemed abandoned or lost. All companies in the U.S. are required to follow these abandoned property regulations, depending on their state of incorporation. Abandoned property includes assets such as stocks, bonds, bank accounts, tax refunds, uncashed checks, etc. To prevent property from being turned over to the state, cash your checks promptly, keep your address current and vote your proxy (voting materials sent each spring). Even if you haven’t moved and your statements are delivered annually, according to some states, your account could be deemed abandoned if you have not accessed your account or contacted the Agent within three years. It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, you can do so on the Agent’s website at www.computershare.com/investor, by phone or in writing.

Changes to or Termination of the Plan

We may suspend, modify or terminate the Plan at any time in our sole discretion. All participants will receive notice following any such suspension, modification or termination. Amendments may include our appointment of a successor Agent, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program. If the Plan is terminated, whole shares will continue to be held in book-entry DRS form in your account. A cash payment will be made for any fractional share.

The Agent also may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

The Plan will terminate in five years, unless earlier terminated by us, or after we issue all 20,000,000 common shares that we have registered under this registration statement.

Responsibilities of Capital Clean Energy Carriers Corp. and the Agent under the Plan

Neither we, our subsidiaries, our affiliates, nor the Agent, will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you. The Agent will have no liability for failed executions due to reasons beyond the Agent’s control. In no event shall the Company, the Agent or their agents have any liability as to any inability to purchase common shares or as to the timing of any purchase.

You should recognize that neither the Company nor the Agent can assure you of a profit or protect you against a loss on common shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

Federal Income Tax Information

We believe the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this prospectus. To the extent this summary consists of statements as to matters of United States federal income tax law, this section is the opinion of Sullivan & Cromwell LLP, our United States counsel. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, you are advised to consult your tax advisor with respect to the tax consequences (including with respect to federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

Taxable Income and Tax Basis

Reinvested Dividends. In the case of reinvested dividends, because the Agent acquires common shares for your account directly from us, you generally must include in gross income a dividend equal to the number of common shares purchased with your reinvested dividends multiplied by the fair market value of our common shares on the relevant dividend payment date. Your tax basis in those common shares generally will also equal the fair market value of the common shares on the relevant dividend payment date.

Gain/Loss Recognition. You will generally not realize any taxable income when common shares are moved to a DRS book-entry only account with the Agent. However, a gain or loss will generally be recognized by you when whole common shares acquired under the Plan are sold or exchanged—either by the Agent at your request, by your own action in the case of common shares withdrawn from the Plan, or upon termination of the Plan (to the extent such termination involves the sale or exchange of common shares). You also will generally recognize gain or loss when receiving a cash payment for a fractional common share credited to your account. The amount of the gain or loss will generally be the difference between the amount of cash received for the common shares or fractional common shares and the tax basis of those common shares (or fractional common shares).

All of the foregoing rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities and foreign shareholders. You should consult your tax advisor concerning the tax consequences applicable to your situation.

Information Returns for U.S. Shareholders

You will receive a Form 1099-DIV at the end of each year, or shortly thereafter, which provides the amount of dividend income that is reportable to the IRS.

A Form 1099-B will be provided if you sold common shares through the Plan.

A copy of each information return is also furnished to the IRS.

Withholding Provisions for U.S. Shareholders

Federal law requires the Agent to withhold an amount at the current applicable rates from the amount of dividends and the proceeds of any sale of common shares if: (i) you fail to furnish a properly completed IRS Form W-9 or its equivalent, or (ii) the IRS notifies us that you are subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested (to the extent you have so elected under the Plan). The withheld amounts also will be deducted from the proceeds of any sale of common shares and the remaining amount will be sent to you.

For Assistance Concerning the Plan

Correspondence concerning the Plan

Computershare Trust Company, N.A.

CCEC Dividend Reinvestment Plan

P. O. Box 430006

Providence, RI 02940-30006

Telephone

Computershare Trust Company, N.A.: 1-800-522-6645. An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 6:00 p.m. Eastern time each business day.

TDD: 1-800-368-0328 Telecommunications Device for the hearing impaired.

Foreign Language Translation Service for more than **140** foreign languages is available.

Internet: Messages forwarded on the Internet will be responded to promptly.

Computershare Trust Company, N.A. is “http://www.computershare.com/investor”. The Company’s Internet address is “www.capitalcleanenergycarriers.com”.

If you wish to contact the Company directly, you may write to:

Capital Clean Energy Corp.

Investor Relations / Media

Brian Gallagher

EVP Investor Relations

Tel: +44 770 368 4996

Email: b.gallagher@capitalmaritime.com

or

Capital Link, Inc.

230 Park Avenue—Suite 1536

New York, NY 10160, USA

Tel: +1 212 661-7566

Email: ccec@capitallink.com

Summary of Transaction Fees

Gift/Transfer of shares from existing stock account fee	$0
Dividend reinvestment fee	5%, of dividend reinvested up to a maximum of $5.00
Dividend reinvestment fee, per share purchased	$0.05
Sales of shares in market order fee	$25.00 plus 12 cents per common share sold
Sale of shares in limit order fee	$25.00 plus 12 cents per common share sold
Sale of shares in good-til-cancel fee	$25.00 plus 12 cents per common share sold
Sale of shares in batch order fee	$25.00 plus 12 cents per common share sold

DESCRIPTION OF THE COMMON SHARES

For a description of the common shares, please refer to Exhibit 99.9 to our Report on Form 6-K furnished to the SEC on August  26, 2024 as updated by the description of our outstanding common shares filed as Exhibit 2.1 to our Annual Report, which descriptions are incorporated by reference herein.

See also our Report on Form 6-K furnished to the SEC on August 2, 2024 for descriptions of the Shareholders’ Agreement and the Registration Rights Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of acquiring, owning and disposing of common shares that may be sold pursuant to the Plan as described in this prospectus. To the extent this section consists of statements as to matters of United States federal income tax law, this section is the opinion of Sullivan & Cromwell LLP, our United States counsel. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section applies to you only if you acquire your common shares pursuant to the Plan as described in this prospectus and you hold your common shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that actually or constructively owns 10% or more of the total value of all classes of our shares or of the total combined voting power of all classes of our shares entitled to vote,

•	a person that holds common shares as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells common shares as part of a wash sale for tax purposes,

•	a U.S. expatriate, or

•	a U.S. Holder (as defined below) of common shares whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds common shares, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding common shares, you should consult your tax advisors with regard to the United States federal income tax treatment of an investment in common shares.

For the purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of common shares and you are:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust which either (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For the purposes of this section, a “Non-U.S. Holder” is a beneficial owner of common shares (other than a partnership) that is not a U.S. person for United States federal income tax purposes.

For a discussion of certain considerations relating to the United States federal income taxation of our company, please see “Certain Considerations Relating to the United States Federal Income Taxation of CCEC.”

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Ownership and Disposition of Common Shares

U.S. Holders of Common Shares

Distributions

Subject to the discussion of the rules applicable to passive foreign investment companies (“PFICs”) below, any distributions made by us with respect to the common shares to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common shares on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to the common shares generally will be treated as “passive” income from sources outside the United States for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on the common shares to a U.S. Holder who is an individual, trust or estate (in all cases, a “U.S. Individual Holder”) will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential rates applicable to long-term capital gain provided that: (i) our common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Global Market on which our common shares are traded); (ii) we are not a PFIC (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend (and has not entered into certain risk limiting transactions with respect to such shares) and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on the common shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on the common shares that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gain of a U.S. Individual Holder is generally subject to tax at preferential rates. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Non-U.S. Holders of Common Shares

Distributions

Distributions paid to a Non-U.S. Holder in respect of common shares will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, distributions paid in respect of common shares may be subject to United States federal income tax to the extent those distributions constitute income “effectively connected” with that Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder who is engaged in a United States trade or business may be exempt from United States federal income taxation under an income tax treaty if the income represented thereby is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder. “Effectively connected” distributions recognized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if the corporate Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Shares

The United States federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of common shares is generally the same as described above regarding distributions. However, individual Non-U.S. Holders may also be subject to U.S. federal income tax on gain resulting from the disposition of common shares if they are present in the United States for 183 or more days during the taxable year of the sale in which those shares are disposed and meet certain other requirements.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. entity taxed as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:

•

at least 75% of our gross income (including the gross income of our vessel owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our vessel owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our current and projected methods of operation, we believe that we are not currently a PFIC, nor do we expect to become a PFIC. Although there is no legal authority directly on point, and we are not obtaining a ruling from the Internal Revenue Service (“IRS”) on this issue, we will take the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time and spot chartering activities of our wholly owned subsidiaries constitutes services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining whether we are or were a PFIC.

As noted above, there is, however, no direct legal authority under the PFIC rules addressing our method of operation. Moreover, in a case not specifically interpreting the PFIC rules, Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that the vessel time charters at issue generated predominantly rental income rather than services income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should have been treated as services income. Additionally, the IRS later affirmed its position in Tidewater, adding further that the time charters at issue would be treated as giving rise to services income under the PFIC rules.

No assurance, however, can be given that the IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine we are or were a PFIC. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure U.S. Holders that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, (a “QEF election”). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below. In addition, if a U.S. Holder owns our common shares during any taxable year that we are a PFIC, such shares owned by such holder will generally be treated as shares in a PFIC even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file IRS Form 8621 with the holder’s U.S. federal income tax return to report the holder’s ownership of our common shares.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (such U.S. Holder, an “Electing Holder”), the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed income. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by properly completing and filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will attempt to provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common shares were treated as “marketable stock”, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders not making a timely QEF or mark-to-market election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (such U.S. Holder, a “Non-Electing Holder”) would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year other than the taxable year in which the Non-Electing Holder’s holding period in the common shares begins in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares that preceded the current taxable year), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any year prior to the year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common shares. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common shares, such holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

Information with Respect to Foreign Financial Assets

A U.S. Holder that owns “specified foreign financial assets” (as defined in Section 6038D of the Code and applicable Treasury Regulations) with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Significant penalties may apply for failing to satisfy this filing requirement. U.S. Holders are urged to consult their tax advisors regarding this filing requirement.

Backup Withholding and Information Reporting

In the case of a U.S. Individual Holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of common shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if the U.S. Individual Holder fails to comply with applicable certification requirements or (in the case of dividend payments) is notified by the IRS that it has failed to report all dividends required to be shown on its federal income tax returns.

A Non-U.S. Holder is generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made outside the United States by us or another non-United States payor, and

•

other dividend payments made within the United States and the payment of the proceeds from the sale of common shares effected at a United States office of a broker, as long as either (i) the holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) the holder otherwise establishes an exemption.

Payment of the gross proceeds from the disposition of common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common shares that is effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if:

•	the broker has certain connections to the United States,

•	the proceeds or confirmation are sent to the United States, or

•	the sale has certain other specified connection with the United States as provided in United States Treasury regulations.

Backup withholding is not an additional tax. A refund of any amounts withheld under the backup withholding rules that exceed a holder’s income tax liability may generally be obtained by filing a refund claim with the IRS.

Certain Considerations Relating to the United States Federal Income Taxation of CCEC

Taxation of Operating Income

We expect that substantially all of our gross income will be attributable to the transportation of liquefied natural gas and containerized goods. For this purpose, gross income attributable to transportation (or “Transportation Income”) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes spot charter, time charter and bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or “U.S. Source International Transportation Income”) will be considered to be 50% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or “U.S. Source Domestic Transportation Income”) will be considered to be 100% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

Based on our current operations, we do not expect to have U.S. Source Domestic Transportation Income. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income. U.S. Source International Transportation Income could be subject to U.S. federal income taxation unless exempt from U.S. taxation under Section 883 of the Code (or the “Section 883 Exemption”), as discussed below.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (the “Section 883 Regulations”), it will not be subject to the net basis and branch profits taxes, or to the 4% gross basis tax described below, on its U.S. Source International Transportation Income. As discussed below, we believe that under our current ownership structure, the Section 883 Exemption will apply and that, accordingly, we will not be subject to the taxes set forth above on our U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income (which is subject to U.S. federal income taxation irrespective of whether Section 883 applies).

We will qualify for the Section 883 Exemption if, among other matters, we meet the following three requirements:

•	We are organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States (an “Equivalent Exemption”);

•	We satisfy the “Publicly Traded Test” (as described below); and

•	We meet certain substantiation, reporting and other requirements.

The Publicly Traded Test requires that the stock of a non-U.S. corporation be “primarily and regularly traded” on an established securities market either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. The Section 883 Regulations provide, in pertinent part, that stock in a non-U.S. corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of stock relied upon to meet the “regularly traded” test that are traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Stock of a non-U.S. corporation will be considered to be “regularly traded” on an established securities market under the Section 883 Regulations if one or more classes of stock of the corporation that, in the aggregate, represent more than 50% of the total combined voting power and value of the non-U.S. corporation are listed on such market during the taxable year and certain trading volume requirements are met or deemed met as described below. For this purpose, if one or more “5% Shareholders” (i.e., a shareholder holding, actually or constructively, at least 5% of the vote and value of a class of stock, for purposes of which multiple related persons may be treated as one shareholder) own in the aggregate 50% or more of the vote and value of the class of stock (the “Closely Held Block”) for more than half the number of days during the taxable year, such class of stock will not be counted towards meeting the “regularly traded” test (the “Closely Held Block Exception”), subject to an exception discussed further below.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. Consequently, our U.S. Source International Transportation Income (including, for this purpose, (i) our distributive share of any such income earned by our subsidiaries that have properly elected to be treated as partnerships or disregarded as entities separate from us for U.S. federal income tax purposes and (ii) any such income earned by our subsidiaries that are corporations for U.S. federal income tax purposes, are organized in a non-U.S. jurisdiction that grants an Equivalent Exemption and whose outstanding stock is owned more than 50% by value by us (and which themselves comply with certain substantiation, reporting and other requirements)) will be exempt from U.S. federal income taxation provided we meet the Publicly Traded Test (and provided we meet certain substantiation, reporting and other requirements). In addition, since our common shares are only traded on the Nasdaq Global Market, which is considered to be an established securities market, our shares will be deemed to be “primarily traded” on an established securities market.

We believe we meet the trading volume requirements of the “regularly traded” test, because the pertinent regulations provide that such trading volume requirements will be deemed to be met with respect to a class of stock traded on an established securities market in the United States where, as will be the case for our common shares, the shares are regularly quoted by dealers who regularly and actively make offers, purchases and sales of such shares to unrelated persons in the ordinary course of business. Additionally, and in the alternative, the pertinent regulations also provide that a class of stock will be considered to meet the trading volume requirements if (i) such class of stock is listed on the relevant market, (ii) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, and (iii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. We believe that trading of our common shares (previously, common units) has satisfied these conditions in the past (when traded as common units), and we expect that such conditions will continue to be satisfied. Finally, we believe that our common shares represent more than 50% of our total combined voting power and value and accordingly we believe that our shares should be considered to be “regularly traded” on an established securities market.

We currently expect that we will not lose eligibility for the Section 883 Exemption as a result of the Closely Held Block Exception, because we currently expect to qualify for an exception to the application of the Closely Held Block Exception. As relevant here, this exception is available when shareholders residing in a non-U.S. jurisdiction granting an Equivalent Exemption and meeting certain other requirements own sufficient shares in the Closely Held Block to preclude other shareholders of the Closely Held Block who do not meet such requirements from owning 50% or more of the total value of the outstanding class of stock of which the Closely Held Block is a part, for more than half the number of days during the taxable year.

Thus, although the matter is not free from doubt, we currently believe that we will satisfy the Publicly Traded Test, and that we will qualify for the Section 883 Exemption. Should any of the facts described above cease to be correct, including for reasons that may be beyond our control, our ability to qualify for the Section 883 Exemption will be compromised.

Taxation of Operating Income in the Absence of the Section 883 Exemption

If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, the U.S. source portion of such income may be treated as effectively connected with the conduct of a trade or business in the United States (or “Effectively Connected Income”) if we have a fixed place of business in the United States involved in the earning of such income and substantially all of such income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States. Based on our current operations, we have no fixed place of business in the United States, and none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or is received pursuant to bareboat charters attributable to a fixed place of business in the United States. As a result, we do not anticipate that any of our U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that we will not have a fixed place of business in the United States in the future, and that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which could result in such income being treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax on a net income basis. In addition, a 30% branch profits tax imposed under Section 884 of the Code also could apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us.

Taxation of Gain on the Sale of a Vessel in the Absence of the Section 883 Exemption

Our ability to qualify for the Section 883 Exemption is generally not expected to affect the tax treatment of our sales of vessels outside of the United States, provided that we continue to maintain no office or place of business in the United States.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and the net income tax does not apply, we would be subject to a 4% U.S. federal income tax on the U.S. source portion of our U.S. Source International Transportation Income, without the benefit of deductions.

NON-UNITED STATES TAX CONSEQUENCES

The following is the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and is based on and relates solely to the current laws of the Republic of the Marshall Islands applicable only to persons who do not reside in, maintain offices in or carry on business or conduct transactions or operations in the Republic of the Marshall Islands and are not citizens of the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and assuming that we and our subsidiaries will not in the future, carry on business or conduct transactions or operations in the Republic of the Marshall Islands, and because all documentation related to the offerings of common shares has been and assuming it will continue to be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on dividends we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common shares and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common shares.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued common shares sold under the Plan. The Agent may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan.

You will pay a per common share fee on common shares purchased through the Plan. You will also be responsible for other fees and expenses, including a handling fee and brokerage trading fees upon the sale of your common shares that are subject to the Plan. Please see “Description of the Plan—Cost to Participants” on page 15 and “Description of the Plan—Summary of Transaction Fees” on page 20.

The common shares are currently listed on the Nasdaq Global Select Market.

Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Participant under the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our common shares so purchased.

We may terminate a shareholder’s participation in the Plan without prior notice if we, in our sole discretion, have reason to believe that such shareholder has been engaged in market activities, or has been artificially engaged in market activities, or has been artificially accumulating securities of the Company for the purpose of taking undue advantage of the Plan to the detriment of the Company.

In the event that participation is terminated by the Company for such reasons, all common shares, including any fractions of a common share, held in the Participant’s account will be sold and the Agent will forward to the Participant the proceeds of the sale, less brokerage commissions and transfer taxes, if any.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Republic of the Marshall Islands as a corporation. The Republic of the Marshall Islands has a less developed body of securities laws as compared to the United States.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors, our officers or our subsidiaries, or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us, our directors, our officers or our subsidiaries judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors, our officers or our subsidiaries in original actions brought in the Republic of the Marshall Islands, based on these laws.

VALIDITY OF SECURITIES

The validity of the common shares will be passed upon by Watson Farley & Williams LLP, as to matters of Marshall Islands law. We are also being advised by Sullivan & Cromwell LLP as to certain matters of New York law.

EXPERTS

The consolidated financial statements of Capital Clean Energy Carriers Corp. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus by reference to Capital Clean Energy Carriers Corp.’s annual report on Form 20-F for the year ended December 31, 2024, and the effectiveness of Capital Clean Energy Carriers Corp.’s internal control over financial reporting have been audited by Deloitte Certified Public Accountants, S.A., an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

EXPENSES

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering.

U.S. Securities and Exchange Commission registration fee	$67,302.76
Legal fees and expenses	$95,000
Accounting fees and expenses	$5,000
Printing and engraving costs	$17,000
Agent fees and expenses	$13,500
Miscellaneous	$10,000
Total	$207,802.76

Capital Clean Energy Carriers Corp.

20,000,000 Common Shares

PROSPECTUS

June 10, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

The Marshall Islands Business Corporations Act (the “MIBCA”) authorizes corporations to, in their articles of incorporation, limit or eliminate personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties; provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of CCEC include provisions that eliminate the personal liability of directors and officers for monetary damages for breach of fiduciary duties as directors or officers, as applicable, to the fullest extent permitted by the MIBCA.

The Bylaws of CCEC provide for the indemnification of any person who is a party or is threatened to be made a party to legal proceeding (other than an action by or in the right of CCEC) because such person is or was a director or officer of CCEC, or is or was serving at CCEC’s request as a director or officer of another entity, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to CCEC’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The rights of indemnification and advancement set forth in the Bylaws are not exclusive of any other rights to which an indemnitee may be entitled.

CCEC has entered into indemnification agreements with each of its current directors and executive officer. These agreements require CCEC to indemnify these individuals to the fullest extent permitted by law against liabilities that may arise by reason of their service to CCEC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. CCEC also intends to enter into indemnification agreements with future directors and executive officers.

The Bylaws also authorize CCEC to purchase and maintain insurance on behalf of any person who is or was a director or officer of CCEC or is or was serving at CCEC’s request as a director or officer. CCEC currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation of Capital Clean Energy Carriers Corp. (incorporated by reference to Exhibit 99.2 to the registrant’s report on Form 6-K furnished to the Commission on August 26, 2024)

3.2	Bylaws of Capital Clean Energy Carriers Corp. (incorporated by reference to Exhibit 99.3 to the registrant’s Report on Form 6-K furnished to the Commission on August 26, 2024)

4.1	Shareholders’ Agreement dated August 26, 2024 by and among Capital Clean Energy Carriers Corp. and Capital Maritime & Trading Corp., Capital Gas Corp. and Capital GP L.L.C. (incorporated by reference to Exhibit 99.4 to the registrant’s Report on Form 6-K furnished to the Commission on August 26, 2024)

4.2	Registration Rights Agreement dated August 26, 2024 by and among Capital Clean Energy Carriers Corp., Capital Maritime & Trading Corp., Capital Gas Corp., Capital GP L.L.C., Paparebecorp Limited and Ascetico Limited (incorporated by reference to Exhibit 99.5 to the registrant’s Report on Form 6-K furnished to the Commission on August 26, 2024)

5.1	Opinion of Watson Farley & Williams LLP as to the legality of the securities being registered

8.1	Opinion of Watson Farley & Williams LLP relating to tax matters

8.2	Opinion of Sullivan & Cromwell LLP relating to tax matters

23.1	Consent of Deloitte Certified Public Accountants S.A.

23.2	Consent of Watson Farley & Williams LLP (contained in Exhibits 5.1 and 8.1)

23.3	Consent of Sullivan & Cromwell LLP (contained in Exhibit 8.2)

24.1	Powers of attorney (included as part of the signature pages hereof).

107	Filing fee table

Item 10.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on June 10, 2025.

CAPITAL CLEAN ENERGY CARRIERS CORP.

/s/ Gerasimos (Jerry) Kalogiratos
Name:	Gerasimos (Jerry) Kalogiratos
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Gerasimos (Jerry) Kalogiratos as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendments thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerasimos (Jerry) Kalogiratos Gerasimos (Jerry) Kalogiratos	Chief Executive Officer and Director	June 10, 2025

/s/ Keith Forman Keith Forman	Director and Chairman of the Board	June 10, 2025

/s/ Dimitris P. Christacopoulos Dimitris P. Christacopoulos	Director	June 10, 2025

/s/ Gurpal Grewal Gurpal Grewal	Director	June 10, 2025

/s/ Rory Hussey Rory Hussey	Director	June 10, 2025

/s/ Atsunori Kozuki Atsunori Kozuki	Director	June 10, 2025

/s/ Abel Rasterhoff Abel Rasterhoff	Director	June 10, 2025

/s/ Eleni Tsoukala Eleni Tsoukala	Director	June 10, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Capital Clean Energy Carriers Corp. in the United States, has signed the Registration Statement in the City of New York, State of New York on the 10th day of June, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.